CONSENT OF INDEPENDENT ACCOUNTANTS
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We consent to the incorporation by reference in the Registration Statement of
Berkshire Realty Company, Inc. and Subsidiaries on Form S-3 (File Nos. 333-32565, 333-34201 and 333-29831) of our report dated June 14, 1996 on our audit of the combined statement of revenue over certain operating expenses of the Merit Portfolio for the year ended December 31, 1995, of our report dated September 25, 1997 on our audit of the combined statement of revenue over certain operating expenses of Sunchase/Polos West Apartments for the year ended December 31, 1996, of our report dated October 3, 1997 on our audit of the combined statement of revenue over certain operating expenses of Questar Portfolio for the year ended December 31, 1996, of our report dated October 3, 1997 on our audit of the statement of revenue over certain operating expenses of Westchester Apartments for the year ended December 31, 1996, and of our report dated October 9, 1997 on our audit of the combined statement of revenue over certain operating expenses of the Emerald Portfolio for the year ended December 31, 1996, which reports are included in this Form 8-K.


                                                    /s/ COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
October 14, 1997